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                                                                    EXHIBIT 99.1

                            EMBASSY ACQUISITION CORP.
                 ANNOUNCES CONSUMMATION OF BUSINESS COMBINATION
                             WITH ORTHODONTIX, INC.

Miami, Florida (April 17, 1998)...... Embassy Acquisition Corp. (OTC: MBCA)
announces that it has consummated its previously announced business combination with Orthodontix, Inc. At the closing, Orthodontix became a wholly owned subsidiary corporation of Embassy in exchange for 3,374,637 shares of Common Stock of Embassy representing approximately 57.1% of Embassy's outstanding shares of Common Stock based on an Embassy per share value of $9.1125, without giving effect to certain stock options granted in connection with the closing.

Orthodontix provides business management services to 27 orthodontic practices operating 41 offices in twelve states, which generate gross revenue of approximately $16 million annually. Embassy was formed in November 1995 to effect a business combination with a business entity.

Effective at the closing, Embassy changed its name to "Orthodontix, Inc." Embassy Board members, Stephen J. Dresnick, M.D. and Glenn Halpryn will remain with Orthodontix, Inc. as Chairman of the Board and a member of the Board of Directors of Orthodontix, Inc., respectively.

For further information, please contact F.W. Mort Guilford, President of Orthodontix at (305) 446-8661.



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